Exhibit 99.1

Span-America Reports Higher Sales and Net Income for Second Quarter of Fiscal
2005

     GREENVILLE, S.C.--(BUSINESS WIRE)--April 25, 2005--Span-America Medical Systems, Inc. (NASDAQ:SPAN) today reported a slight increase in sales and higher net income for the second quarter ended April 2, 2005.
     "Span-America's net income rose 20% to $600,000, or $0.22 per diluted share, in the second quarter on the strength of higher medical sales," stated Jim Ferguson, president and chief executive officer of Span-America Medical Systems. "Total sales for the quarter increased 1% to $13.0 million compared with the second quarter of last year. The growth in medical sales for the quarter was largely offset by lower sales of consumer bedding products."

     Second Quarter Results

     Sales for the second quarter were $12.96 million compared with $12.87 million in the second quarter of fiscal 2004. The Secure I.V. safety catheter was not offered for sale in the second quarter pending the completion of design enhancements.
     Medical sales for the quarter jumped 20% to $7.7 million. Mattress product sales rose 43% compared with the second quarter of last year and benefited from higher sales across the product line, including especially strong sales of the Company's proprietary PressureGuard APM(R) and CFT(R) mattresses. In addition, mattress sales benefited from a large order from a long-term care customer and higher sales of recently launched private label mattresses.
     In other medical product lines, sales of seating products were up 6%. Selan(R) skin care products increased 3%. Sales of Span-Aids(R) and private label patient positioners were down 20% in the second quarter because of a decline in the Company's export business. Overlay sales were down 15%, continuing a trend of overlays losing market share to mattresses.
     "We are pleased by the increased demand for our specialty medical mattresses," stated Mr. Ferguson. "We enjoyed broad-based growth across our product line, demonstrating the excellent clinical results and cost effective solutions provided by our specialty mattresses. We are particularly encouraged by our sales performance in the long-term care market and by our private label products."
     Sales in the custom products segment declined 18% to $5.3 million in the second quarter compared with $6.4 million in the second quarter last year. Softer demand for consumer bedding products resulted from increased competition in the mattress pad business, particularly from visco foam products, and in pillow products where a portion of the business was lost to a competing product produced in China. Sales in consumer mattress pad and pillow product lines declined by 22% to $4.5 million compared with $5.7 million in the second quarter last year. Sales of industrial products, included in the custom products segment, rose 8% during the second quarter due to increased business from existing and new customers.
     Gross profit increased 14% to $3.8 million compared with $3.4 million in the year-earlier quarter. Gross profit margin rose to 29.7% from 26.2% in the second quarter last year. The improvements in gross profit level and margin were the result of a more profitable product mix for the quarter compared with the second quarter of fiscal 2004.
     Selling and marketing expenses increased by 4% during the quarter due primarily to higher commissions and travel expenses related to the medical segment. Administrative expenses increased 9% in the second quarter due mostly to an increase in property and casualty insurance expense and lower expense-offsetting income received on officer life insurance policies. R&D expenses rose 101% to $324,000 compared with $161,000 in the second quarter last year. Most of the increase occurred in the safety catheter segment and was related to design changes and other development costs for the Secure I.V.(R) safety catheter product line. R&D expenses were also up in the medical segment due to ongoing new product development projects.
     Total operating costs for the safety catheter segment in the second quarter were $477,000 compared with $144,000 in the second quarter last year. The increased costs were primarily due to higher expenses for labor, scrapped material, engineering and product development related to product design changes and production test runs. The redesigned product is currently in the final testing phase and if successful, commercial production and sales are scheduled to restart in the third fiscal quarter.
     Operating profit for the second quarter climbed 27% to $762,000 compared with $599,000 in the second quarter last year. The profit increase was due primarily to higher medical sales.
     Non-operating income for the second quarter declined by 6% to $159,000 compared with $169,000 in last year's second quarter. The decline was due to lower royalty income on the Safety-Lok(R) syringe licensed to Becton Dickinson and Company (BD). Royalty income for the second quarter declined 12% to $138,000 compared with $156,000 in the year earlier quarter. The Company's license agreement with BD will expire in December 2005 and no further royalty payments will be received after that date.
     Net income for the second quarter increased 20% to $600,000, or $0.22 per diluted share, compared with $498,000, or $0.18 per diluted share in the second quarter last year largely due to higher sales in the medical segment.

     Year-to-Date

     For the first half of fiscal 2005, sales declined 3% to $23.7 million compared with $24.4 million. Custom products segment sales were down 24% to $9.5 million compared with $12.5 million in the first half of fiscal 2004. The decline in custom products sales was mostly offset by strong growth in the medical segment where sales increased 20% in the first half to $14.2 million compared with $11.8 million in the first half of last year. Most of the year-to-date growth in the medical segment came from higher sales in the PressureGuard therapeutic replacement mattress line.
     Earnings for the first two quarters of fiscal 2005 increased 19% to $1.1 million, or $0.40 per diluted share, compared with $920,000, or $0.34 per diluted share, for the same period in fiscal 2004. The increase in earnings was primarily the result of higher medical sales and a more profitable product mix as medical sales rose by 20% while custom products sales fell by 24%.

     Outlook for Fiscal 2005

     "We expect continued growth in sales and earnings in the medical segment for the remainder of fiscal 2005; however medical sales are not expected to be as strong as the 20% growth rate we achieved in the first half of the year," noted Mr. Ferguson. "We expect sales of custom products to increase modestly over first half 2005 levels but should be lower than custom products sales in the comparable period last year. Our results in the safety catheter segment will depend on the success of the product design changes that we have just completed. Development and other operating costs in the safety catheter segment are expected to be slightly lower during the remainder of fiscal 2005 than in the first half of the fiscal year.
     "We believe our overall business will continue to perform well during the remainder of fiscal 2005, but conditions are likely to be more challenging over the next several quarters because of continued softness in the custom products business and higher petroleum based foam raw material costs that could have a negative impact on our margins," concluded Mr. Ferguson.

     About Span-America Medical Systems, Inc.

     Span-America manufactures and markets a comprehensive selection of pressure management products for the medical market, including Geo-Matt(R), PressureGuard(R), Geo-Mattress(R), Span+Aids(R), Isch-Dish(R), and Selan(R) products. The Company also supplies custom foam and packaging products to the consumer and industrial markets. Span-America's stock is traded on The Nasdaq Stock Market's National Market under the symbol SPAN.

     Forward-Looking Statements

     The Company has made forward-looking statements in this release, regarding management's expectations for future sales and earnings performance. Management wishes to caution the reader that these statements are only predictions. Actual events or results may differ materially as a result of risks and uncertainties facing the Company including: (a) the loss of a key distributor of the Company's medical or custom products, (b) inability to achieve anticipated sales volumes of medical or custom products, (c) raw material cost increases, (d) the degree of success achieved in manufacturing and selling the Secure I.V. safety catheter product line, (e) potential problems arising from having a sole source contract manufacturer for the Secure I.V. product line, (f) the potential for lost sales due to competition from low-cost foreign imports, (g) changes in relationships with large customers, (h) the impact of competitive products and pricing, (i) government reimbursement changes in the medical market, (j) FDA regulation of medical device manufacturing, and other risks referenced in the Company's Securities and Exchange Commission filings. The Company disclaims any obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise. Span-America Medical Systems, Inc. is not responsible for changes made to this document by wire services or Internet services.


                  SPAN-AMERICA MEDICAL SYSTEMS, INC.
                   Statements of Income (Unaudited)

                                          3 Months Ended
                                     ---------------------------
                                        April 2,      April 3,
                                         2005          2004      % Chg
                                     ------------- ------------- -----

 Net sales                            $12,955,000   $12,868,800     1%
 Cost of goods sold                     9,108,900     9,491,200    -4%
                                     ------------- -------------
 Gross profit                           3,846,100     3,377,600    14%
                                             29.7%         26.2%

 Selling and marketing expenses         1,957,600     1,879,100     4%
 Research and development expenses        323,700       161,400   101%
 General and administrative expenses      803,100       738,400     9%
                                     ------------- -------------
                                        3,084,400     2,778,900    11%

 Operating income                         761,700       598,700    27%
                                              5.9%          4.7%

 Investment income                         20,300        12,100    68%
 Royalty income                           138,300       156,500   -12%
 Other                                        700           800   -13%
                                     ------------- -------------
 Total non-operating income               159,300       169,400    -6%

 Income before income taxes               921,000       768,100    20%
 Income taxes                             321,000       270,000    19%
                                     ------------- -------------
 Net income                              $600,000      $498,100    20%
                                              4.6%          3.9%
                                     ============= =============

 Net income per share of common
  stock:
   Basic                                    $0.23         $0.19    19%
   Diluted                                   0.22          0.18    21%

 Dividends per common share (1)            $0.040        $0.035    14%

 Weighted average shares outstanding
-------------------------------------
   Basic                                2,599,603     2,577,756     1%
   Diluted                              2,738,250     2,747,573     0%

 Supplemental Data
-------------------------------------
   Depreciation expense                   181,800       139,900    30%
   Amortization expense                    31,500        23,600    33%


                                           6 Months Ended
                                     ---------------------------
                                        April 2,      April 3,
                                         2005          2004      % Chg
                                     ------------- ------------- -----

 Net sales                            $23,732,300   $24,377,300    -3%
 Cost of goods sold                    16,627,600    18,098,000    -8%
                                     ------------- -------------
 Gross profit                           7,104,700     6,279,300    13%
                                             29.9%         25.8%

 Selling and marketing expenses         3,738,300     3,488,700     7%
 Research and development expenses        564,300       332,400    70%
 General and administrative expenses    1,428,200     1,369,200     4%
                                     ------------- -------------
                                        5,730,800     5,190,300    10%

 Operating income                       1,373,900     1,089,000    26%
                                              5.8%          4.5%

 Investment income                         42,800        29,200    47%
 Royalty income                           270,200       297,800    -9%
 Other                                      1,600         1,600     0%
                                     ------------- -------------
 Total non-operating income               314,600       328,600    -4%

 Income before income taxes             1,688,500     1,417,600    19%
 Income taxes                             590,000       498,000    18%
                                     ------------- -------------
 Net income                            $1,098,500      $919,600    19%
                                              4.6%          3.8%
                                     ============= =============

 Net income per share of common
  stock:
   Basic                                    $0.42         $0.36    18%
   Diluted                                   0.40          0.34    19%

 Dividends per common share (1)            $0.480        $0.070   586%

 Weighted average shares outstanding
-------------------------------------
   Basic                                2,596,097     2,569,356     1%
   Diluted                              2,736,621     2,725,879     0%

 Supplemental Data
-------------------------------------
   Depreciation expense                   355,300       277,600    28%
   Amortization expense                    60,000        47,700    26%


(1) Dividends for the six-month period ending April 2, 2005 include a special, one-time dividend of $0.40 per share declared in December 2004.


                  SPAN-AMERICA MEDICAL SYSTEMS, INC.
                            Balance Sheets

                                               April 2,     Oct. 2,
                                                2005         2004
                                              (Unaudited)    (Note)
                                             -------------------------

Assets
Current assets:
   Cash and cash equivalents                  $1,125,700   $1,707,600
   Securities available for sale               4,662,200    4,673,500
   Accounts receivable, net of allowances      6,133,300    6,432,100
   Inventories                                 2,908,300    2,717,600
   Prepaid expenses and deferred income taxes    578,400      912,400
                                             ------------ ------------
Total current assets                          15,407,900   16,443,200

Property and equipment, net                    6,512,300    6,184,800
Cost in excess of fair value of net assets
 acquired,
   net of accumulated amortization             1,924,100    1,924,100
Other assets                                   2,612,600    2,362,800
                                             ------------ ------------
                                             $26,456,900  $26,914,900
                                             ============ ============

Liabilities and Shareholders' Equity
Current liabilities:
   Accounts payable                           $2,599,800   $2,570,300
   Accrued and sundry liabilities              1,775,700    2,249,900
                                             ------------ ------------
Total current liabilities                      4,375,500    4,820,200

Deferred income taxes                            776,000      776,000
Deferred compensation                            883,300      899,300
Shareholders' equity
   Common stock, no par value, 20,000,000
    shares authorized; issued and outstanding
    shares 2,611,768 (2005) and 2,585,718
    (2004)                                       707,000      557,900
   Additional paid-in capital                     19,300       19,300
   Retained earnings                          19,695,800   19,842,200
                                             ------------ ------------
Total shareholders' equity                    20,422,100   20,419,400
                                             ------------ ------------

                                             $26,456,900  $26,914,900
                                             ============ ============

Note: The Balance Sheet at October 2, 2004 has been derived from the audited financial statements at that date.


     CONTACT: Span-America Medical Systems, Inc.
              Jim Ferguson, 864-288-8877, ext. 6912